Exhibit 99.1
CONSUMERS ENERGY, PRINCIPAL SUBSIDIARY OF CMS ENERGY, ANNOUNCES
IT IS DEFERRING DEVELOPMENT OF CLEAN COAL PLANT IN MICHIGAN
     JACKSON, Mich., May 27, 2010 — Consumers Energy, the principal subsidiary of CMS Energy, announced today that it is deferring the development of the 830-megawatt clean coal power plant that it planned to have in operation in 2017.
     The Michigan utility is deferring — not cancelling — development of the new unit because of reduced customer demand for electricity due to the recession, forecasted lower natural gas prices due to recent developments in shale gas recovery technology, and projected surplus generating capacity in the Midwest market.
     “We continue to believe that new clean coal generating capacity will be in the long-term best interests of our 1.8 million electric customers as part of a balanced energy portfolio, but the current timetable for the new unit isn’t consistent with today’s market conditions. Based on the latest market dynamics, we have determined that it is in the best interests of our customers to defer development of the new plant at this time,” said John Russell, the president and chief executive officer of CMS Energy and Consumers Energy.
     He said the company will monitor customer demand, fuel and power prices, and other market conditions, but has set no timetable for a future decision about the project.
     Russell said the company remains committed to its Balanced Energy Initiative and maintaining a balanced portfolio of energy resources to serve its customers. That portfolio is based on existing generating plants and market purchases, increased renewable energy resources, and energy efficiency.
     He said the company also remains committed to its Growing Forward strategy, which calls for investing approximately $7 billion in its electric and natural gas utility operations over the next five years. The new clean coal unit made up about $1 billion of that five-year total and the company expects to make other investments in place of the coal plant.

     “We have a number of alternative investment options, including additional environmental controls on some of our existing coal-fired units, that will support our efforts to provide customers with reliable and affordable energy,” he said, adding those substantial investments are expected to create nearly the same number of jobs as the clean coal plant, boosting the state’s economy.
     Consumers Energy announced plans in 2007 to build an 830-megawatt clean coal unit at its Karn/Weadock Generating Complex near Bay City, Mich. It received an air permit for the project in December.
     CMS Energy (NYSE: CMS) is a Michigan-based company that has an electric and natural gas utility, Consumers Energy, as its primary business and also owns and operates independent power generation businesses.
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